________________________________________________________________

AMENDED AND RESTATED
Employment AGREEMENT

BETWEEN

MORGAN M. Schuessler, JR.

AND

global payments inc.

Dated as of August 23, 2013

_________________________________________________________________

Employment AGREEMENT
CONTENTS

1.	Effective Date	1
2.	Employment	1
3.	Employment Period	1
4.	Employment Period	2
5.	Compensation and Benefits	2
	(a) Base Salary	2
	(b) Incentive and Savings Plans	2
	(c) Welfare Benefit Plans	3
	(d) Expenses	3
	(e) Fringe Benefits	3
	(f) Relocation Assistance	3
	(g) Other Benefits and Allowances	4
6.	Change in Control	6
7.	Termination of Employment	7
	(a) Death, Retirement or Disability	7
	(b) Termination by the Company	7
	(c) Termination by Executive Prior to a Change in Control	8
	(d) Termination by Executive After a Change in Control	9
	(e) Notice of Termination	10
	(f) Date of Termination	10
	(g) Definition of Termination of Employment	10
8.	Obligations of the Company upon Termination	10
	(a) Prior to a Change in Control: Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability	10
	(b) Intentionally Omitted	12
	(c) After or in Connection with a Change in Control: Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability	12
	(d) Death, Disability or Retirement	14
	(e) Cause or Voluntary Termination without Good Reason	15
9.	Non-exclusivity of Rights	15
10.	Mandatory Reduction of Payments in Certain Events	15
11.	Costs of Enforcement	16
12.	Representations and Warranties	17
13.	Restrictions on Conduct of Executive	17
	(a) General	17
	(b) Definitions	17
	(c) Restrictive Covenants	19
	(d) Enforcement of Restrictive Covenants	21
14.	Arbitration	21
15.	Rabbi Trust	22
16.	Assignment and Successors	22
17.	Miscellaneous	23
	(a) Waiver	23
	(b) Severability	23
	(c) Other Agents	23
	(d) Entire Agreement	23
	(e) Governing Law	23
	(f) Notices	23
	(g) Amendments and Modifications	24
	(h) Section 409A	24

AMENDED AND RESTATED
Employment AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT Agreement (this "Agreement") is made and entered into this 23rd day of August, 2013 by and between Global Payments Inc., a Georgia corporation (the "Company"), and Morgan M. Schuessler, Jr. ("Executive"), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

Executive is currently serving as the President - International. Executive and the Company desire to memorialize the terms of such employment in this Agreement. In addition, the Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. As it is desired and anticipated that Executive will continue to be employed and provide services for the Company’s successor for some period of time following a Change in Control, one purpose of this Agreement is to provide Executive with compensation and benefits arrangements which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement. The terms of this Agreement replace any terms that might have been contained in any offer letter or other communication regarding Executive’s employment.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. The effective date of this Agreement (the "Effective Date") is August 23, 2013. This Agreement supersedes and replaces Executive’s prior Employment Agreement dated May 1, 2007 and all amendments thereto.

2. Employment. Executive is employed as the President-International with responsibility for overseeing all of the Company’s businesses outside of North America and South America. In such capacity, Executive shall have the responsibilities as shall be assigned to him by the Company.

3. Employment Period. Subject to Section  7, Executive’s initial employment period under this Agreement shall be the period which starts on August 23, 2013 and then continues without interruption until August 22, 2016; provided, Executive’s initial employment period shall automatically be extended for one additional year on August 22, 2015 and on each subsequent anniversary of such date unless either the Company or Executive provides notice (in accordance with Section 17(f)) before such anniversary date that there will be no such extension. Executive’s initial employment period and any subsequent extension of the initial Employment Period shall be referred to collectively as Executive’s “Employment Period.” A failure to extend Executive’s Employment Period shall not be treated for any reason whatsoever as a termination of Executive’s employment under Section 7.

Subject to Section 7, Executive will be assigned, and Executive agrees to be assigned, to work in Hong Kong for Company’s affiliate beginning on July 31, 2013 and ending on the date which is two (2)

years thereafter, unless the assignment is extended by mutual agreement (the “HK Assignment”). During the HK Assignment, Executive will be based in the Company’s Hong Kong office and his US-based work during that time period will not exceed 30% of his total hours worked for the Company. Upon the conclusion of the HK Assignment, Executive will return to the Company’s Corporate Offices in Atlanta, Georgia.

4. Extent of Service. During the Employment Period, Executive shall render his services to the Company (or to its successor following a Change in Control) in conformity with professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed on officers of corporations under applicable law. Executive shall promote the interests of the Company and its subsidiaries in carrying out Executive's duties and shall not deliberately take any action which could, or fail to take any action which failure could, reasonably be expected to have a material adverse effect upon the business of the Company or any of its subsidiaries or any of their respective affiliates. Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder (both before and after a Change in Control); provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage or participate in personal business interests and investments, so long as such activities do not materially interfere with the performance of Executive's responsibilities under this Agreement and comply with all Company policies and codes.

5. Compensation and Benefits.

(a)    Base Salary During the Employment Period, the Company will pay to Executive a base salary in the amount of U.S. $425,000 per year ("Base Salary"), less normal withholdings, payable in equal bi-weekly or other installments as are customary under the Company's payroll practices from time to time. Executive's Base Salary will be reviewed periodically and the Company may change Executive's Base Salary from time to time. The periodic review of Executive's salary will consider, among other things, Executive's own performance and the Company's performance.

(b)    Incentive and Savings Plans During the Employment Period, Executive shall be entitled to participate in incentive and savings plans, practices, policies and programs applicable generally to employees of the Company.

(i) Annual Bonus. Each year the Company and the Executive shall establish Executive’s annual bonus opportunity, based on achievement of agreed-upon financial and performance objectives. The Executive’s annual bonus opportunity as determined pursuant to the foregoing shall be referred to herein as the “Bonus Opportunity”. The annual Bonus Opportunity and specific performance and financial objectives will be set forth in Executive’s individual performance and incentive plan for each year. The Executive must be an active employee on the date the annual bonuses are paid on a Company wide basis in order to be eligible to receive any bonus payment.

(ii)    Incentive Awards. Upon approval by the Board of Directors (or the applicable committee), the Company may grant to Executive from time to time stock options, restricted stock, or performance units, as a long-term incentive for performance.

(iii)    Clawback Policy. Notwithstanding anything contained in this Agreement, in the event that the Company institutes a clawback policy with respect to its bonus benefit or long term incentive benefits, any bonuses or long-term incentive benefits provided will be subject to such policy and Executive hereby agrees to comply with such policy.

(c)    Welfare Benefit Plans During the Employment Period, Executive and Executive's family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) ("Welfare Plans"). During the HK Assignment, Executive and his dependents shall be eligible to participate in the CIGNA international plan for medical, prescription, dental, vision, group life, accidental death and dismemberment, and long term disability, and the Company shall pay all premiums for such coverage for Executive and his covered dependants.

(d)    Expenses During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company.

(e)    Fringe Benefits During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company.

    (f)    Relocation Assistance In connection with Executive’s relocation to Hong Kong for the HK Assignment, the Company will pay reasonable transportation and moving costs for Executive’s transfer of his personal property to Hong Kong at the commencement of the HK Assignment and back to the United States at the end of the HK Assignment or, earlier, if Executive’s employment is terminated by the Company without Cause before the end of the HK Assignment or Executive voluntarily terminates employment for Good Reason before the end of the HK Assignment. As for any of the above referenced relocation expenses that are taxable to the Executive, the Company shall “gross up” the amount paid to ensure that Executive receives 100% of the amount to be reimbursed. Notwithstanding anything else contained in this Agreement to the contrary, if Executive voluntarily terminates employment within twenty four (24) months from the date of his relocation to Hong Kong without Good Reason, Executive shall reimburse the Company for all amounts received pursuant to this section 5(f) on a pro-rata basis. For purposes of the foregoing sentence, all amounts paid to the Executive in accordance with this section 5(f) shall be added together and divided by 730 (which is the number of calendar days in a two year period). In order to determine the amount to be re-paid by Executive, the resulting quotient shall be multiplied by the number of days remaining in Executive’s two year HK Assignment.

(g)    Other Benefits and Allowances

        (i) Expatriate Allowance. During the HK Assignment, the Company will pay Executive an additional $40,000 stipend annually. This amount will be paid to Executive in August of each year of the HK Assignment.

(ii) Housing Expenses. During the HK Assignment, the Company will pay up to HK$155,138 per month for Executive’s costs of renting a house or apartment in Hong Kong, and Company will also pay Executive’s costs for utilities, insurance and taxes related to such rental. This rental payment will be made by Company directly to the landlord. Executive’s housing allowance limit will be reviewed by Company annually, commencing July 2014, and increased by the Hong Kong annual inflation rate. In the event that, during the HK Assignment, the landlord fails to meet his obligations under the lease or the lease is terminated through no fault of the Executive, the Company will ensure that the Executive receives temporary housing comparable to the terminated lease and the Company will pay for the reasonable costs incurred by Executive in relocating to other equivalent housing in Hong Kong.

(iii) Transportation Allowance. During the HK Assignment, the Company will pay Executive a transportation allowance in the amount of HK$15,000 per month. This allowance will be paid to either to Executive or the leasing company, at Executive’s sole option.

    (iv) Tuition Allowance. During the HK Assignment, the Company will reimburse Executive for his dependents’ tuition costs and fees (such as technology fees, activity fees, and transportation fees) that exceed the tuition costs and fees (such as technology fees, activity fees, and transportation fees) Executive would have paid for his dependents to attend the private school in which they were enrolled immediately prior to the HK Assignment during that same time period. In addition, the Company will reimburse Executive for any initial school fees and/or deposits required for his children to enroll in school in Hong Kong.

(v)    Travel Expenses. During the HK Assignment, the Company will pay or reimburse Executive for the costs of business class round-trip airfare between Hong Kong and any destination within the United States for up to two (2) trips per family member per year. Executive will make his best efforts to purchase the airfare in such a way as to take advantage of discounts and minimize the costs of the airfare. As used in this paragraph, family member only includes Executive, his spouse and dependent children.

(vi)    Relocation Allowance.    Within thirty (30) days of the commencement of the HK Assignment, the Company will pay Executive a one-time allowance in the amount of $25,000 to cover any and all miscellaneous relocation expenses which are not otherwise covered under the relocation benefits provided to Executive under this Agreement.

(vii)    Club Membership Fees. During the HK Assignment, the Company will lease or purchase a debenture and cover all other annual fees associated with a family membership in the Hong Kong American Club for Executive and his family members. If possible, the Company will pay these costs directly to the Hong Kong American Club.

        (viii)    Costs of Visa. The Company will pay for all costs involved in securing any visa or work permits required under the laws of Hong Kong for Executive and his accompanying family members to relocate to Hong Kong.

        (ix)    Tax Preparation. The Company will pay or reimburse Executive for reasonable expenses incurred by Executive in meeting with a specialist to assist with any tax issues that might arise as a result of Executive’s relocation to Hong Kong, including assisting Executive with completing and filing his annual tax returns.

        (x)    Taxes.  The Company will bear the costs for any Hong Kong income taxes owed by Executive during the term of the HK Assignment, and Executive will cooperate with Company and/or its specialists in preparing and submitting all required Hong Kong tax filings.  The Company’s hired specialists will also prepare Executive’s individual U.S. tax returns for each year of the HK Assignment.  The Company will bear the cost of all US taxes payable with regard to the benefits and allowances as detailed in Sections 5(g)(ii) to 5(g)(x), while all US tax savings attributable to the foreign earned income exclusion and the foreign tax credit will be for the Company’s benefit.  As a part of the annual US tax filing process, the Company’s hired specialists will prepare a reconciliation of the US tax liability, to determine any amounts payable between the parties based upon the tax sharing agreement as detailed in this Section. Any required prepayment of future years’ Hong Kong income taxes will be paid by the Company and reimbursed to the Company by Executive within thirty (30) days of refund from the Hong Kong authorities.

As for any of the above referenced expenses in Section 5(g) that are taxable to the Executive, the Company shall “gross up” the amount paid to ensure that Executive receives 100% of the amount to be reimbursed. In the event Executive’s employment is terminated without Cause during the HK Assignment or Executive voluntarily terminates employment for Good Reason during the HK Assignment, the benefits and allowances set forth in Section 5(g) shall continue to be provided to Executive until the end of his childrens’ then-current school semester.

6. Change in Control. For the purposes of this Agreement, a "Change in Control" shall mean:

(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a Person who is on the Effective Date the beneficial owner of 35% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company which reduces the number of Outstanding Company Voting Securities and thereby results in any person having beneficial ownership of more than 35% of the Outstanding Company Voting Securities, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (b) of this Section 6; or

(b)    Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding the Company or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; provided, however, that

(c)    Notwithstanding anything in this definition to the contrary, a restructuring and/or separation of any line of business or business unit from the Company will not of itself constitute a Change in Control.

7. Termination of Employment.

(a)    Death, Retirement or Disability(a)    Death, Retirement or Disability. Executive's employment and the Employment Period shall terminate automatically upon Executive's death or Retirement. For purposes of this Agreement, "Retirement" shall mean normal retirement as defined in the Company's then-current retirement plan, or if there is no such retirement plan, "Retirement" shall mean voluntary termination after age 65 with at least ten years of service. If the Company determines in good faith that the Disability of Executive has occurred (pursuant to the definition of Disability set forth below), it may give to

Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall mean a mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Company's employee long-term disability plan, if any. At any time that the Company does not maintain such a long-term disability plan, Disability shall mean the inability of Executive, as determined by the Board, to substantially perform the essential functions of his regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

(b)    Termination by the Company The Company may terminate Executive's employment with or without Cause. For purposes of this Agreement:

"Cause" shall mean:

(i) the failure of Executive to perform substantially Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Company which specifically identifies the manner in which such Board or officer believes that Executive has not substantially performed Executive's duties, or

(ii) any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act by Executive, including, without limitation, any violation of the Sarbanes-Oxley Act or similar laws or legal standards, or

(iii) Executive's abuse of alcohol, prescription drugs or any substance which materially interferes with Executive’s ability to perform services on behalf of the Company or Executive’s use of illegal drugs,

(iv) Executive’s violation of any laws, agreements or Company policies or codes prohibiting employment discrimination, harassment, conflicts of interest, retaliation, competition with the Company, solicitation of Company customers or employees on behalf of anyone other than Company, improper use or disclosure of Trade Secrets, Confidential Information or other proprietary information of the Company; or

(iv) Executive's commission of, conviction for, or plea of guilty or nolo contendere to, a felony.

(c)    Termination by Executive Prior to a Change in Control Prior to a Change in Control and on or after the second anniversary of the date of a Change in Control, Executive's employment may be terminated by Executive for Good Reason or no reason and, in respect of such termination occurring prior to a Change in Control or on or after the second anniversary of the date of a Change in Control, "Good Reason" shall mean:

(i) a reduction by the Company in Executive's Base Salary or Bonus Opportunity as in effect on the Effective Date or as the same may be increased from time to time, or a material reduction by the Company in Executive’s long term incentive opportunity (material for this purpose being defined as 20% or more from the baseline value which will be determined by reference to the value of Executive’s long term compensation granted in the immediately preceding year, with value determined in accordance with typically used and accepted valuation methods applied in a consistent manner), in any case unless a similar reduction is made in the salary and incentives of similarly-situated employees which reduction is not rescinded within ten (10) days after the Company receives written notice from Executive that he believes that the reduction constitutes Good Reason and that he intends to resign if it is not rescinded; or

(ii) any failure by the Company to comply with and satisfy Section 16(c) of this Agreement; or

(iii) except during the HK Assignment, a requirement that Executive be based in any office or location more than 50 miles from Company’s Atlanta corporate office location as of the Effective Date and, during the HK Assignment, a requirement that Executive be based in any office or location other than in Hong Kong; or

(iv) without the written consent of Executive, the assignment to a position materially different from the President - International, as contemplated by Section 2, of a publicly traded corporation having a class of securities registered pursuant to the Exchange Act and which assignment is not rescinded within ten (10) days after the Company receives written notice from Executive that he believes that the assignment constitutes Good Reason and that he intends to resign if it is not rescinded; or

(v) without the written consent of Executive, the Company changes its reporting structure such that Executive no longer reports directly and exclusively to the Chief Executive Officer of a publicly traded company having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, which reporting change is not rescinded within ten (10) days after the Company receives written notice from Executive that he believes that the assignment constitutes Good Reason and that he intends to resign if it is not rescinded.

(d)    Termination by Executive After a Change in Control On or after a Change in Control and before the second anniversary of the date of such Change in Control, Executive's employment may be terminated by Executive for Good Reason or no reason and, in respect of such termination occurring on or after a Change in Control and before the second anniversary of the date of a Change in Control, "Good Reason" shall mean:

(i) a reduction by the Company without the written consent of Executive: (a) in Executive's Base Salary as in effect on the Effective Date or as the same may be increased from time to time; or (b) in Executive’s Bonus Opportunity at target level as the same may be increased from time to time; or (c) in Executive’s long term incentive opportunities, as determined by reference to the value of Executive’s long term compensation granted in the immediately preceding year, with value determined in accordance with typically used and accepted valuation methods applied in a consistent manner; or (d) in the benefits pursuant to the Welfare Plans, and which reduction is not rescinded within ten (10) days after the Company receives written notice from Executive that he believes that the reduction constitutes Good Reason and that he intends to resign if it is not rescinded; or

(ii) the reason set forth in 7(c)(ii); or

(iii) the reason set forth in 7(c)(iii); or

(iv) the reason set forth in Section 7(c)(iv); or

(v) without the written consent of Executive, the assignment to Executive of duties inconsistent with Executive’s position (including status, titles, and reporting requirements), authority, duties,

responsibilities as contemplated by Section 2, or any action by the Company that results in a diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity) which, in either case, is not rescinded within ten (10) days after the Company receives written notice from Executive that he believes that the assignment constitutes Good Reason and that he intends to resign if it is not rescinded; or

(vi) the reason set forth in Section 7(c)(v).

        (e)    Notice of Termination Any termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 17(f) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

(f)    Date of Termination "Date of Termination" means (i) if the Executive’s employment is terminated by the Executive for Good Reason, the date specified in the Notice of Termination, which may not be less than 60 days after the date of delivery of the Notice of Termination; provided that the Company may specify any earlier Date of Termination, (ii) if Executive's employment is terminated by the Company other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (iii) if Executive's employment is terminated by reason of death, Disability or Retirement, the Date of Termination will be the date of death or Retirement, or the Disability Effective Date, as the case may be.

(g)    Definition of Termination of Employment For purposes of determining the time of payment of any amount hereunder in accordance with Section 409A, all references in this Agreement to termination of employment mean a separation from service as defined under Section 409A and the regulations thereunder. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined.

8. Obligations of the Company upon Termination.

(a)    Prior to a Change in Control: Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability If, prior to a Change in Control, the Company shall terminate Executive's employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason within a period of 90 days after the occurrence of the event giving rise to Good Reason, then as consideration for the Restrictive Covenants as defined in Section 13 hereof (and with respect to the payments and benefits described in clauses (ii) through (ix) below, only if Executive executes (and does not revoke) a Release in substantially the form of Exhibit A hereto (the “Release”) within 60 days of the Date of Termination):

(i)    the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination the sum of Executive's Base Salary through the Date of Termination to the extent not theretofore paid (“Accrued Obligations”), and

(ii)    on the day following the six (6) month anniversary of the Date of Termination (the “Pay Date”), the Company shall pay the Executive a lump sum equal to one-half of the amount of the Executive’s annual Base Salary; provided however, that the Company shall have no obligation to make such payment if Executive has violated any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and failed to remedy such violation to the satisfaction of the Chief Executive Officer within 10 days of notice of such violation; and

(iii)    thereafter, for up to twelve (12) additional months, the Company will continue to pay Executive an amount equal to his monthly Base Salary, payable in equal monthly or more frequent installments as are customary under the Company's payroll practices from time to time; provided, however that the Company’s obligation to make or continue such payments shall cease if Executive becomes employed with a subsequent employer or earns an income which will be reportable as non-employee compensation on a 1099 form provided such non-employee compensation is reasonably anticipated to be more than $100,000 a year or if Executive violates any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and

(iv)    for a period of eighteen (18) months after the Date of Termination, Executive shall have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall pay all premiums for such COBRA coverage for Executive and his covered dependents for such period, provided, however, that the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment to the extent that such health care coverage is provided by the new employer, and

(v)    all grants of restricted stock of the Company held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination except for restricted stock which is subject to the next sentence. As for any outstanding grant of performance-based restricted stock which represent a right to receive Company stock contingent on the satisfaction of the related performance requirements and for which the Date of Termination falls during a Performance Cycle (as defined in the applicable award agreement), the Compensation Committee shall certify the results and shall deliver to Executive 50% of the number of whole number of the shares of Company stock, if any, that vested based on the actual satisfaction of such performance requirements no later than 2½ months after the last day of the period in which such Performance Cycle ends; and

(vi)    all of Executive’s options to acquire Common Stock of the Company (“Options”) that would have become vested (by lapse of time) within the 24-month period following the Date of Termination had Executive remained employed during such period will become immediately vested as of the Date of Termination; and

(vii)    all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to Section 8(a)(vi) above) shall remain exercisable through the earliest of (A) the original expiration date of the Option, (B) the 90th day following the Date of Termination, or (C) the date that is the 10th anniversary of the original date of grant of the Option; and

(viii)    to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

(ix)    the Company will pay Executive a pro-rated annual bonus for the fiscal-year in which the Date of Termination occurs equal to (i) the amount Executive would have earned, if any, under Section 5(b)(i) for the year of termination based on actual financial performance for such fiscal year, times (ii) a fraction, the numerator of which is the number of full months in the fiscal year preceding the Date of Termination and the denominator of which is 12; provided that such bonus shall be paid only if the pre-established performance targets are in fact certified by the Committee to have been met, and such bonus shall be paid in a single lump sum cash payment no later than 2½ months after the end of the fiscal year in which the bonus is earned.

(b)    Intentionally Omitted

(c)    After or in Connection with a Change in Control: Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability If there occurs a Change in Control and, within 24 months following such Change in Control (or if Executive can reasonably show that such termination by the Company was in anticipation of the Change in Control), the Company shall terminate Executive's employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason, then as consideration for the Restrictive Covenants as defined in Section 13 hereof (and with respect to the payments and benefits described in clauses (ii) through (ix) below, only if Executive executes (and does not revoke) the Release within 60 days of the Date of Termination):

(i)    the Company (or its successor) shall pay to Executive the Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination; and

(ii)    on the day following the six (6) month anniversary of the Date of Termination (the “Pay Date”), the Company (or its successor) shall pay the Executive a lump sum equal to one half of the amount of Executive’s annual Base Salary; provided however, that the Company shall have no obligation to make such payment if Executive has violated any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and failed to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation;

(iii)    thereafter, for up to eighteen (18) additional months, the Company (or its successor) will continue to pay Executive an amount equal to his monthly Base Salary, payable in equal monthly or more frequent installments as are customary under the Company's payroll practices from time to time; provided, however that the Company’s obligation to make or continue such payments shall cease if Executive violates any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and

(iv)    for a period of eighteen (18) months after the Date of Termination, Executive shall have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall pay all premiums for such COBRA coverage for Executive and his covered dependents for such period, provided, however, that the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment to the extent that such health care coverage is provided by the new employer, and

(v)    all grants of restricted stock of the Company held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination except for restricted stock which is subject to the next sentence. As for any outstanding grant of performance-based restricted stock which represent a right to receive Company stock contingent on the satisfaction of the related performance requirements and for which the Date of Termination falls during a Performance Cycle (as defined in the applicable award agreement), the Compensation Committee shall certify the results and shall deliver to

Executive 100% of the number of whole number of the shares of Company stock, if any, that vested based on the actual satisfaction of such performance requirements no later than 2½ months after the last day of the period in which such Performance Cycle ends; and

(vi)    all of Executive’s Options held by Executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination; and

(vii)    all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to Section 8(c)(vi) above) shall remain exercisable through the earliest of (A) the original expiration date of the Option, (B) the 90th day following the Date of Termination, or (C) the date that is the 10th anniversary of the original date of grant of the Option; and

(viii) the Company (or its successor) will pay Executive a pro-rated annual bonus for the fiscal-year in which the Date of Termination occurs equal to (i) the amount Executive would have earned, if any, under Section 5(b)(i) for the year of termination based on actual financial performance for such fiscal year, times (ii) a fraction, the numerator of which is the number of full months in the fiscal year preceding the Date of Termination and the denominator of which is 12; provided that such bonus shall be paid only if the pre-established performance targets are in fact certified by the Compensation Committee to have been met, and such bonus shall be paid in a single lump sum cash payment no later than 2½ months after the end of the fiscal year in which the bonus is earned; and, as additional severance, the Company (or its successor) will pay Executive a lump sum equal to two (2) times the amount of Executive’s target Bonus Opportunity (as in effect on the Date of Termination) on the date that is nine (9) months and one (1) day after the Date of Termination; provided however, that the Company shall have no obligation to make any payment under this §8(c)(viii) if Executive has violated any of the Restrictive Covenants (as defined in §13) and failed to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and

(ix)    to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive his Other Benefits.

(d)    Death, Disability or Retirement Upon the Date of Termination due to Executive’s death, Disability (as defined in Section 7(a)), or Retirement (as defined in Section 7(a)), (i) all grants of Restricted Stock held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination, (ii) all of Executive’s Options held by executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination, and (iii) the number of Performance Units earned shall be determined at the end of the Performance Cycle based on the actual performance as of the end of the Performance Cycle. All of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the forgoing sentence) shall remain exercisable through the earliest of (A) the original expiration date of the Option, (B) the 90th day following the Date of Termination or such longer period as specified in the plan document governing the applicable award, or (C) the date that is the 10th anniversary of the original date of grant of the Option. For a period of eighteen (18) months after the Date of Termination due to Executive’s death, Disability (as defined in Section 7(a)), or Retirement (as defined in Section 7(a)), Executive shall have the right to elect continuation of health care coverage under the Company’s group plan (if allowed by the plan) in accordance with “COBRA” provided the Executive shall pay the entire cost of such coverage. Except as set forth above and regardless of whether or not a Change in Control shall have occurred, if Executive’s employment is terminated by reason of Executive’s death, Disability or Retirement, this Agreement shall terminate without further obligations to Executive or his estate or legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section

8(d) shall include, without limitation, and Executive or his estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination.

(e)    Cause or Voluntary Termination without Good Reason Regardless of whether or not a Change in Control shall have occurred, if Executive's employment shall be terminated for Cause, or if Executive voluntarily terminates employment without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. For a period of eighteen (18) months after the Date of Termination for Cause or for the voluntary termination by Executive, Executive shall have the right to elect continuation of healthcare coverage under the Company’s group plan in accordance with “COBRA” provided the Executive shall pay the entire cost of such coverage.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor, subject to Section 17(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

10. Mandatory Reduction of Payments in Certain Events.

(a)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the "Reduced Amount"). The reduction of the Payments due hereunder, if applicable, shall be made by reducing Payments in the following order: (A) the cash Payment under Section 8(a)(ii) or 8(c)(ii), as the case may be; (B) cash Payments under Section 8(a)(iii) or 8(c)(iii), as the case may be; (C) the cash Payment under Section 8(a)(ix) or 8(c)(viii), as the case may be; and (D) then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 10(b) below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)    The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 10(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the "Determination Firm") which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and

Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 10(a), could have been made without the imposition of the Excise Tax ("Underpayment"). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.

11. Costs of Enforcement. Unless otherwise provided by the arbitrator(s) in an arbitration proceeding pursuant to Section 14 hereof, in any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive shall be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys' fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings, but only if Executive is successful on at least one material issue raised in the enforcement proceeding. Any costs or expenses that otherwise meet the requirements for reimbursement under this Section 11 shall be reimbursed within 60 days of submission by Executive for a request for reimbursement, but in no event later than March 15 of the year following the year in which the Executive becomes entitled to such reimbursement by reason of being successful on at least one material issue (provided a request for reimbursement has been made).

12. Representations and Warranties. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive's execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

13. Restrictions on Conduct of Executive.

(a)    General(a)    General. Executive and the Company understand and agree that the purpose of the provisions of this Section 13 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive's post-employment competition with the Company per se, nor is it intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 13 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this Section 13. For the purposes of this Section 13, “Company” shall be deemed to include Company and all of its parents, affiliates and subsidiaries.

(b)    Definitions The following terms used in this Section 13 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

"Competitive Position" means any employment with a Competitor in which Executive has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Executive for the Company;

"Competitive Services" means the provision of products and services to facilitate merchant processing and merchant acquiring.

"Competitor" means any individual, corporation, partnership, joint venture, limited liability, company, associate, or other entity or enterprise which is engaged, wholly or in part, in Competitive Services, including but not limited to the following companies and all of their parents, affiliates, subsidiaries, or successors-in-interest who engage in Competitive Services: Chase Paymentech Solutions, First Data Corporation, Elavon Inc., Total System Services, Inc., and Vantiv.

"Confidential Information" means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. "Confidential Information" shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; lists of current or prospective customers; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of "confidential information" or any equivalent term under state or federal law.

"Determination Date" means the date of termination of Executive's employment with the Company for any reason whatsoever or any earlier date of an alleged breach of the Restrictive Covenants by Executive.

"Person" means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

"Principal or Representative" means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

"Protected Customers" means any Person to whom the Company has sold or provided its products or services during the twelve (12) months prior to the Determination Date.

"Protected Employees" means employees of the Company who were employed by the Company at any time within six (6) months prior to the Determination Date.

"Restricted Period" means the Employment Period and a period extending two (2) years from the termination of Executive's employment with the Company.

"Restricted Territory" means the entire United States.

"Restrictive Covenants" means the restrictive covenants contained in Section 13(c) hereof.

"Trade Secret" means all information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a "trade secret(s)" under the common law or applicable state law.

(c)    Restrictive Covenants

(i)    Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Employment Period or during the two (2) years immediately following the end of the Employment Period for any reason reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Employment Period or during the two (2) years immediately following the end of the Employment Period for any reason use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

(ii)    Non-solicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive's own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee with whom Executive worked or otherwise had material contact through his employment with the Company to terminate his or her employment relationship with the Company or to enter into employment with any other Person.

(iii)    Restriction on Relationships with Protected Customers. Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive's own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive's own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company's behalf during the twelve (12) months immediately preceding the termination of his employment hereunder. For purposes of this Agreement, Executive had "Material Contact" with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company's behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer.

(iv)    Non-competition with the Company. The parties acknowledge: (A) that Executive's services under this Agreement require special expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with the Company during the Restricted Period; (C) that due to his management duties, Executive will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company; (D) that due to Executive's special experience and talent, the loss of Executive's services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Executive is capable of competing with the Company; and (F) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(d)    Enforcement of Restrictive Covenants

(i)    Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(A)    the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

(B)    the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants.

(ii)    Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

14. Arbitration. Any claim or dispute arising under this Agreement (other than under Section 13) shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all such controversies. The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorney's fees and costs, without regard to any restriction on the amount of such award under Georgia or other applicable law. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

Initials of parties as to this Section 14:
Company:            __ST_____
Executive:            __MS_____

15. Rabbi Trust In order to ensure the payment of the severance benefit provided for in Section 8(c)(ii) and (iii) of this Agreement, immediately following the commencement of any action by a third party with the aim of effecting a Change in Control of the Company, or the publicly-announced threat by a third party to commence any such action, the Company shall fully fund through the Global Payments Inc. Benefit Security Trust, or similar “rabbi trust,” the amount of the severance payment that would have been paid to Executive under Section 8(c)(ii) and (iii) if the Date of Termination had occurred on the date of commencement, or publicly-announced threat of commencement, of such action by the third party. Amounts shall be paid to Executive from such trust as provided under this Agreement and the trust. The right of Executive to receive payments under this Agreement shall be an unsecured claim against the general assets of the Company and Executive shall have no rights in or against any specific assets of the Company. For greater certainty, the foregoing trust shall be a revocable trust in the event the potential Change in Control which precipitated the funding of such trust is not consummated.

16. Assignment and Successors.

(a)    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17. Miscellaneous.

(a)    Waiver Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b)    Severability If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c)    Other Agents Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

(d)    Entire Agreement Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(e)    Governing Law Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f)    Notices All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	Global Payments Inc.
10 Glenlake Parkway- North Tower
Atlanta, Georgia 30328
Office of the Corporate Secretary

To Executive:	Morgan M. Schuessler, Jr.
101 Blackland Road, NW
Atlanta, Georgia 30342

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g)    Amendments and Modifications This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(h)     Section 409A This Agreement is intended to comply with Section 409A of the Code and applicable regulations. The Agreement shall be interpreted in such a way so as to comply, to the extent necessary, with Section 409A and the regulations thereunder. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a Release, such Release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes non-exempt deferred compensation for purposes of Section 409A of the Code, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the Release becomes irrevocable in the first such calendar year. In other words, Executive is not permitted to influence the calendar year of payment based on the timing of his signing of the Release.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

GLOBAL PAYMENTS INC.

Date: September 30, 2013	By: /s/ Suellyn P. Tornay
Name: Suellyn P. Tornay
Title: Executive Vice President and General Counsel

EXECUTIVE:

Date: August 26, 2013	/s/ Morgan M. Schuessler
Morgan M. Schuessler, Jr.

EXHIBIT A
Form of Release

This Release is granted effective as of the ____ day of _____, 20__, by Morgan M. Schuessler, Jr. ("Executive") in favor of Global Payments Inc. (the "Company"). This is the Release referred to that certain Employment Agreement effective as of _________, 20__ by and between the Company and Executive (the "Employment Agreement"). Executive gives this Release in consideration of the Company's promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

1.    Release of the Company. Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys ("the Released Parties"), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney's fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including, without limitation, any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney's fees, expenses and costs; claims for defamation; claims for emotional distress; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and claims under any other applicable federal, state or local laws or legal concepts; provided, however, that nothing herein shall release the Company of any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise.

2.    Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. Executive acknowledges and agrees Executive has been, and hereby is, advised by Company to consult with an attorney prior to executing this Release. Executive further acknowledges and agrees that Company has offered Executive the opportunity, before executing this Release, to consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

3.    Non-Admission. It is understood and agreed by Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

4.    Acknowledgement and Revocation Period. Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by him. In order to revoke this Release, Executive must deliver notice of the revocation in writing to Company’s General Counsel before the expiration of the seven (7) day period. However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

5.    No Revocation After Seven Days. Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven (7) day revocation period and that he/she will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release. Executive further acknowledges and agrees that, with the exception of an action to challenge the waiver of claims under the ADEA, Executive shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Releasee based upon a claim that is covered by the terms of the release contained herein, without first repaying all monies paid to him/her under Section 8 of the Employment Agreement. Furthermore, with the exception of an action to challenge his waiver of claims under the ADEA, if Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim that is covered by the release set forth herein, Executive shall pay to the Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Executive’s action.

6.    Governing Law and Severability. This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Georgia. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.